Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of The Talbots, Inc. on Form S-8 of our report dated March 11, 2003, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company changing its method of accounting for goodwill and other intangible assets to conform to the provisions of Statement of Accounting Standards No. 142 on February 3, 2002) appearing in the Annual Report on Form 10-K of The Talbots, Inc. for the year ended February 1, 2003.

DELOITTE & TOUCHE LLP

Boston, Massachusetts
July 24, 2003